Exhibit 10.1

EXECUTION COPY

SETTLEMENT AGREEMENT AND GENERAL RELEASE

This Settlement Agreement and General Release (the “Agreement”) is made and entered into by and between Malcolm S. Morris (“Mr. Morris”), Rebecca Ann Morris (“Mrs. Morris”), Stewart Morris Jr., as Trustee of The Malcolm S. Morris Investment Trust (the “Trust”), and Stewart Information Services Corporation (the “Corporation”) (collectively “the Parties”).

WHEREAS, Mr. Morris and the Corporation are parties to a Split Dollar Agreement, as most recently amended and restated on June 22, 2007 (the “Split Dollar Agreement”);

WHEREAS, the terms of the Split Dollar Agreement require the Corporation to (i) pay insurance premiums with respect to one or more life insurance policies, which policies are owned by the Trust and are subject to a collateral assignment to the Corporation to secure certain repayments rights from the Trust to the Corporation, and (ii) to fund the policies in the amount necessary to cause such policies to remain in effect with the stated death benefit amount under such policies;

WHEREAS, during the period between June 28, 2007 and November 5, 2012, the Trust owned a life insurance policy issued by American General Life Insurance Company (Policy Number VL1017119V) which provided “second-to-die” life insurance based on the lives of Mr. Morris and Mrs. Morris and had a death benefit equal to $10,000,000 (the “2007 Policy”), which policy was subject to the Split Dollar Agreement and subject to a separate collateral assignment from the Trust to the Corporation;

WHEREAS, on November 5, 2012, the Trust exchanged the 2007 Policy for a new life insurance policy, also issued by American General Life Insurance Company (Policy Number A70023768L), which had a face amount equal to $1,400,000 (“2012 Replacement Policy”), which policy is subject to the Split Dollar Agreement and a separate collateral assignment from the Trust to the Corporation;

WHEREAS, the Parties agree that the Corporation has previously paid $1,353,248 in insurance premiums under the terms of the Split Dollar Agreement, including a contribution of $220,747 in contributed gains from the surrender of one or more prior policies, which amount will be paid from the Trust to the Corporation at such time as any death benefit is paid on insurance policy or policies that are then subject to the terms of such agreement are surrendered;

WHEREAS, Mr. Morris, Mrs. Morris and the Trustee believe that the Corporation has a legal obligation to provide second-to-die life insurance coverage upon the lives of Mr. and Mrs. Morris, payable to the Trust, with a death benefit equal to $10,000,000 and Mr. Morris has made demand upon the Corporation to reimburse him for the cost of maintaining an insurance policy to provide such coverage;

WHEREAS, on November 6, 2012, The Morris 2012 Childrens Trust (the “2012 Trust”) purchased a second-to-die insurance policy (Policy Number UM0058985L) on the lives of Mr. and Mrs. Morris with a death benefit equal to $10,000,000 (the “Personal Policy”), to provide the insurance coverage not provided after the exchange of the 2007 Policy for the 2012 Policy and Mr. Morris has made demand upon the Corporation to pay all past, current and future premiums on the Personal Policy;

WHEREAS, the Corporation has disputed any claim that it is obligated to provide life insurance coverage on the lives of Mr. and Mrs. Morris, whether payable to the Trust or any other party, other than insurance coverage required under the terms of the Split Dollar Agreement as funded by the 2012 Replacement Policy;

WHEREAS, the Corporation has agreed to acquire the Personal Policy from the 2012 Trust at a price to be determined by the Corporation and Mr. Morris, and the Corporation and Mr. Morris shall use their best efforts to effectuate such purchase;

WHEREAS, if the Corporation acquires the Personal Policy, the Corporation and Mr. Morris also will entered into the Malcolm S. Morris 2016 Insurance Agreement (the “2016 Agreement”), pursuant to which the Corporation will provide life insurance coverage to Mr. Morris in an initial amount equal to $8,300,000, subject to certain future reductions in coverage amount, the obligation under which shall be satisfied by a portion of the proceeds from the Personal Policy; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

1. SETTLEMENT OF INSURANCE DISPUTE. The Parties (a) agree and ratify the terms of the Split Dollar Agreement, as amended, but agree that it is solely applicable with respect to the 2012 Replacement Policy (currently $1,700,000), (b) agree that, as of January 1, 2016, the amount owed to the Company under the Split Dollar Agreement is $1,353,248, which amount may change in the future based on any payments made on the 2012 Replacement Policy and/or changes in its value, (c) agree that the terms of the Split Dollar Agreement cannot be modified without the consent of both Mr. Morris and the Corporation, (d) agree that the 2012 Replacement Policy is subject to a collateral assignment agreement and cannot be modified without the Corporation’s written consent, (e) agree that the 2012 Replacement Policy represents the only form of death benefit (other than (i) the standard life insurance benefits and welfare benefits provided to non-executive employees of the Corporation, and (ii) life insurance benefits provided under the 2012 Agreement), insurance benefit or other deferred compensation payment (other than amounts payable under the terms of the Salary Deferred Compensation Agreement between Mr. Morris and the Corporation originally dated March 10, 1986 (the “Deferred Compensation Agreement”)) payable to any of Mr. Morris, Mrs. Morris or the Trust, and (f) agree that, except as expressly stated in this Agreement, the Corporation has no obligations with respect to the Personal Policy. Furthermore, the Parties agree (x) that irrespective of any past reporting practices, the Corporation shall report the tax benefits associated with the 2012 Replacement Policy and the Split Dollar Agreement in accordance with applicable split dollar regulations applicable to non-grandfathered split dollar arrangements; (y) that in the event Mr. Morris is still an SEC reporting executive and/or a Director of the Corporation at any time when the Corporation is required to pay an annual premium on the 2012 Replacement Policy under the terms of the Split Dollar Agreement, then notwithstanding the provisions of the Split Dollar Agreement, the Corporation may pay as compensation to Mr. Morris an amount equal to such premium in lieu of direct payment of the premium, along with an amount necessary to account for the income tax aspects of such payment, so that Mr. Morris nets (after income tax) an amount equal to the premium, and none of the parties shall have any claim against the Corporation for this departure from the requirements otherwise contained in such Split Dollar Agreement; and (z) the Corporation shall report any imputed income to Mr. Morris arising from the 2016 Agreement in accordance with applicable tax regulations applicable to employer provided life insurance arrangements. If the Corporation makes a payment to Mr. Morris pursuant to clause (ii) of the preceding sentence, and if Mr. Morris does not contribute such amount to the Trust for use to fund the required premium payment, then Mr. Morris, Mrs. Morris and the Trustee hereby agree that the Corporation shall not be liable for any damages which result from any resulting lapse of the 2012 Replacement Policy. In addition, if Mr. Morris and/or the Trustee thereafter permit the Replacement Policy to lapse, Mr. Morris and the Trustee each hereby acknowledge and agree that the Corporation would be harmed by that action and the Corporation would have a claim for all of its corresponding losses against each of Mr. Morris and the Trustee. Except as provided in this Paragraph, none of the Parties is making claim to any obligation to provide insurance, or to amend, alter or supplement the Split Dollar Agreement.

2. SETTLEMENT PAYMENT. In consideration for the agreements and releases Mr. Morris, Mrs. Morris and the Trustee have made in this Agreement, the Corporation promises to pay to Mr. Morris the sum of Ten Thousand and No/100 Dollars ($10,000), Mrs. Morris the sum of Ten Thousand and No/100 Dollars ($10,000), and the Trustee the sum of Ten Thousand and No/100 Dollars($10,000) (the “Settlement Payment”), made payable to Mr. Morris, Mrs. Morris and the Trustee, as applicable, within eight (8) days following after the expiration of the thirty (30) day period designated in Section 13 below. The Corporation shall issue any and all required tax statements with respect to such payments.

3. RELEASE OF THE CORPORATION BY MR. MORRIS, MRS. MORRIS AND THE TRUST. In consideration for the Settlement Payment and the other promises the Corporation has made in this Agreement, (i) Mr. Morris, Mrs. Morris, and the Trustee, each for himself, herself or as Trustee of the Trust, and for all and each of his/her and the Trust’s assigns, agents, attorneys, representatives, spouse, heirs, executors and administrators, does covenant not to sue, and does fully release and forever discharge the Corporation, and all and each of its respective current, predecessor and successor firms, parents, subsidiaries, and affiliated companies, and all and each of their present and former owners, officers, directors, principals, managers, members, partners, shareholders, employees, insurers, plan administrators, fiduciaries of benefit plans, attorneys and agents, and all and each of their respective assigns, agents and representatives (hereinafter referred to as the “the Corporation Releasees”), of and from any and all actions, causes of actions, liabilities, suits, debts, sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, under contract, tort or quasi-contract, state or federal, at law or in equity, whether based on federal, state or local statute, common law, or any other source, whether known or unknown, asserted or unasserted, suspected or unsuspected, which have been or could have been asserted with respect to the provision of life insurance benefits to the Trust. This waiver, release and discharge includes, but is not limited to: (a) claims based on any express or implied contract, promissory estoppel, or other agreement or representation or theory of liability, which may have been alleged to exist between any of Mr. Morris, Mrs. Morris, or the Trust and the Corporation Releasees, regarding the provision of life insurance benefits payable to Mr. Morris, Mrs. Morris or the Trust, any claims that the Corporation violated the terms of the Split

Dollar Agreement or any similar agreement with Mr. Morris, Mrs. Morris or the Trust, or Mr. Morris’ employment; (b) claims arising under federal, state, or local laws regarding employment or prohibiting employment discrimination such as, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Rehabilitation Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Health Insurance and Portability Accountability Act of 1996 (“HIPAA”), the Genetic Information Non-Discrimination Act, the Americans with Disabilities Act Amendments Act (“ADAAA”), the Texas Labor Code, the Texas Payday Law, and any similar federal, state or local laws and regulations; (c) claims for personal injury, harm, or other damages (whether intentional or unintentional including, without limitation, negligence, defamation, misrepresentation, fraud, intentional or negligent infliction of emotional distress and/or mental anguish, assault, battery, invasion of privacy, negligent hiring, training, supervision and retention, tortious interference with contract, detrimental reliance, promissory estoppel, and other such claims); (d) claims for wages or any other compensation; and (e) claims for benefits including, without limitation, those arising under the Employee Retirement Income Security Act. Each of Mr. Morris, Mrs. Morris and the Trust agree not to file or become a party to a lawsuit to assert any such claims released by this Agreement. If any of Mr. Morris, Mrs. Morris or the Trust breaches this Agreement by suing any of the Corporation Releasees, each of Mr. Morris, Mrs. Morris and the Trust understand that the Corporation Releasees will be able to apply for and receive an injunction to restrain any violation of this Section 2 and agrees that Mr. Morris, Mrs. Morris or the Trust, as applicable, will be required to pay the Corporation Releasees’ legal costs and expenses, including reasonable attorneys’ fees, associated with defending against such lawsuit and enforcing this Agreement.

Nothing in this Agreement shall be construed to restrict or prevent Mr. Morris, Mrs. Morris or the Trustee from filing a charge or claim, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission, the National Labor Relations Board (“NLRB”), Securities and Exchange Commission (“SEC”), or any other local, state or federal administrative agency or from participating in an investigation conducted by such administrative agency. This Agreement does not impose any condition precedent, any penalty or any other limitation adversely affecting the right to file a charge or complaint, including a challenge to the validity of this Agreement, with the EEOC, NLRB, SEC or any other federal, state or local agency, or to participate in any investigation or proceeding conducted by the EEOC, NLRB, SEC or other federal, state or local agency. However, Mr. Morris, Mrs. Morris and the Trustee understand and recognize that even if a charge is filed by any of them or on their behalf with an administrative agency, they will not be entitled to any damages relating to any event which occurred prior to their execution of this Agreement.

4. ADEA WAIVER AND ACKNOWLEDGEMENTS AND MANNER OF GIVING NOTICE UNDER THIS AGREEMENT. Mr. Morris, Mrs. Morris and the Trustee acknowledge and agree that, by signing this Agreement, they are waiving any and all rights or claims, if any, under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and the Older Workers Benefit Protection Act (“OWBPA”), which are based on matters occurring before signing this Agreement. Mr. Morris, Mrs. Morris and the Trustee further acknowledge and agree that:

(a) The release is part of an agreement between the Parties that is written in a manner calculated to be understood by Mr. Morris, Mrs. Morris and the Trustee and that they in fact each understand the terms, conditions and effect of this Agreement;

(b) This Agreement refers to rights or claims arising under the ADEA and OWBPA;

(c) Mr. Morris, Mrs. Morris and the Trustee do not waive rights or claims under the ADEA or OWBPA that may arise after the date this Agreement is executed;

(d) In return for signing this Agreement, Mr. Morris, Mrs. Morris and the Trustee will receive consideration beyond that to which they were already entitled to receive before signing this Agreement;

(e) Mr. Morris, Mrs. Morris and the Trustee are advised to consult with an attorney before signing this Agreement and have done so to the extent of their choosing;

(f) Nothing in this Agreement prevents or precludes a challenge or seeking a determination in good faith of the validity of this waiver under the ADEA or OWBPA, nor does it impose any condition precedent or penalty for doing so, unless specifically authorized by federal law;

(g) Mr. Morris, Mrs. Morris and the Trustee have twenty-one (21) days to review and consider and sign this Agreement, but they need not take the entire period if not desired; and

(h) NOTICE: Notice of acceptance or decline of this Agreement by Mr. Morris, Mrs. Morris and the Trustee should be made to Chairman, Board of Directors at 1980 Post Oak Blvd., 8th Floor Houston, Texas 77056. Mr. Morris, Mrs. Morris and the Trustee have seven (7) days following the date of signing the Agreement in which to revoke the Agreement in writing by providing a notice of revocation as stated above. All notices should be given in person or through a mail delivery service that provides a receipt of delivery. This Agreement will not be effective or enforceable until this seven (7) day period has expired. If this Agreement is revoked by one or more of Mr. Morris, Mrs. Morris or the Trustee, as permitted by this Section 4(i), this Agreement shall be void ab initio and the Parties agree that statement herein shall be used as evidence or recited as fact by any person whether or not a party hereto.

5. TAXES. Each of Mr. Morris, Mrs. Morris and the Trustee on behalf of the Trust agrees that they are solely responsible for all taxes owed, if any, with respect to the Settlement Payment, and they each agree to indemnify and hold harmless the Corporation for any taxes or tax penalties for which the Parties may be liable regarding the payments made to or for any of Mr. Morris, Mrs. Morris or the Trustee, on behalf of the Trust, under this Agreement. Mr. Morris, Mrs. Morris and the Trustee each acknowledge that the Corporation and its counsel have not made any representations to him or her regarding his or her tax liability, if any, for the payments described in this Agreement, or related in any manner to the agreements provided for herein.

6. CONFIDENTIALITY. Each of Mr. Morris, Mrs. Morris and the Trustee agrees that the negotiations leading to this Agreement, the amount of the Settlement Payment, and the terms of this Agreement (collectively, “Confidential Settlement Information”) will be forever treated as confidential, and that confidentiality is a material term of this Agreement. To any inquiries about a dispute between the Parties, each of Mr. Morris, Mrs. Morris and the Trustee will respond only that the matter has been resolved. Each of Mr. Morris, Mrs. Morris and the Trustee will not disclose Confidential Settlement Information to anyone at any time, except Mr. Morris and the Trustee may disclose the terms of this Agreement to their accountants, attorneys and tax advisors on the condition that they agree to be bound by the confidentiality obligations herein. In the event any of Mr. Morris, Mrs. Morris or the Trustee are served with a demand or compulsory process requiring the disclosure of this Agreement, or any of its terms, he or his attorney will provide the Corporation, or its counsel, with written notice of such demand or compulsory process as soon as possible and in all events within five (5) business days of its receipt. Thereafter, the Corporation will be permitted to take any action necessary to prevent the disclosure of such information or to obtain a protective order or other relief. Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Mr. Morris from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

7. NON-ADMISSION OF LIABILITY. The Parties enter into this Agreement expressly disavowing fault, liability and wrongdoing, liability at all times having been denied.

8. NO ORAL MODIFICATION. This Agreement may not be modified orally.

9. NO ORAL WAIVER. No breach of any provision hereof can be waived by any of the Parties unless such waiver is in writing. Waiver of any one breach by one of the Parties will not be deemed to be a waiver of any other breach of the same or any other provision hereof.

10. VOLUNTARY AGREEMENT. Each of the Parties has been represented or has been given the opportunity to be represented by counsel of his/its choice in connection with the negotiation and execution of this Agreement. The Parties acknowledge that this Agreement is written in a manner calculated to be understood by them, and in fact the Parties do understand the terms, conditions and effect of this Agreement. Each of the Parties has relied solely upon his/its own judgment, belief and knowledge, and/or the advice and recommendation of his/its own independently selected counsel, concerning the nature, extent and duration of his/its rights and claims, and that he/it has not been influenced to any extent whatsoever in executing this document by any representations or statements except those expressly contained or referred to herein. Each of the Parties executes this Agreement voluntarily and of his/her/its own free will, without coercion or duress to do so.

11. GOVERNING LAW. This Agreement will be governed by the substantive laws of the State of Texas without regard to conflicts of law principles. Any dispute under this Agreement shall be filed in the courts of Harris County, Texas and the Parties waive all objections to such forum or venue, except if such other forum is required by applicable law.

12. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between the Parties with respect to the subject matter covered by this Agreement. Except as set forth herein, nothing in this Agreement is intended to limit the rights of Mr. Morris or the Trustee under the terms of the Split Dollar Agreement (as described in this Agreement) or the rights of Mr. Morris under (i) the terms of the Deferred Compensation Agreement (under which the Company has previously satisfied, and will continue to satisfy, its payment obligations), (ii) any of the Company’s welfare benefit plans, including the Company’s life insurance plan for employees, (iii) the 2016 Agreement, (iv) the Employment Agreement between Mr. Morris and the Company dated February 21, 2013 or (iv) the Employment Agreement between Mr. Morris and the Company dated January 26, 2016, effective January 1, 2017.

13. ALTERNATIVE PAYMENT. Mr. Morris and the Corporation shall use commercially reasonable efforts to reach agreement regarding the terms and conditions of, and all of the documentation with respect to, each of (i) the Corporation’s purchase of the Personal Policy from Mr. Morris or the 2012 Trust, as applicable, and (ii) the 2016 Agreement, within thirty (30) days of the date of this Agreement. If Mr. Morris and the Corporation do not reach agreement regarding terms, conditions and documentation of the transactions described in the preceding sentence, the Corporation shall be permitted to tender to Mr. Morris the amount of $1,980,000 in full settlement of all of his claims, as described in this Agreement, which amount shall replace the payment of Ten Thousand and No/100 Dollars ($10,000) that otherwise would be to Mr. Morris under this Agreement’s terms, as provided in Section 2 above. If the Corporation elects to make the increased cash settlement payment to Mr. Morris, as described in this Section 13, it shall not be obligated to (x) purchase the Personal Policy, (y) establish the 2016 Agreement, or (z) pay any insurance benefits with respect to the 2016 Agreement. Any amounts paid pursuant to this Section shall be paid at the time that amounts are payable under Section 2 above.

14. PARAGRAPH HEADINGS. The paragraph headings in this Agreement are for convenience and reference only and shall not be otherwise considered in the interpretation hereof.

15. EXECUTION; EFFECTIVE DATE. This Agreement may be executed in counterparts, each of which will be deemed an original and shall be deemed duly executed upon the signing of the counterparts by the Parties and shall be effective on such date.

Dated: January 26, 2016	/s/ Malcolm S. Morris
MALCOLM S. MORRIS

Dated: January 26, 2016	/s/ Rebecca Ann Morris
REBECCA ANN MORRIS

THE MALCOLM MORRIS INVESTMENT TRUST

Dated: January 27, 2016	By:	/s/ Stewart Morris, Jr., Trustee
Stewart Morris, Jr. Trustee

Dated: January 27, 2016	STEWART INFORMATION SERVICES CORPORATION

	By:	/s/ John Killea
John Killea
	Its:	Chief Legal Officer